Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

OF

RIPPLEWOOD CHEMICAL ACQUISITION LLC

This Certificate of Amendment to the Certificate of Formation of Ripplewood Chemical Acquisition LLC (the “LLC”), dated as of December 11, 2000, is being duly executed and filed by the undersigned, as an authorized person, pursuant to the Delaware Limited Liability Company Act (6 Del. C § 18-101, et seq.).

FIRST. The name of the LLC is Ripplewood Chemical Acquisition LLC.

SECOND. The Certificate of Formation of the LLC is hereby amended as follows:

(a) That the “FIRST” Article of the Certificate of Formation is amended to read as follows:

FIRST. The name of the limited liability company formed hereby is RK Polymers LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the date first above written.

RIPPLEWOOD CHEMICAL HOLDING LLC,
its sole member

By:	Ripplewood Holdings, L.L.C., its sole member

/s/ Ian K. Snow
Ian K. Snow
Managing Director

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 12/11/2000
001620513 – 3278530